Exhibit 99.02
Page 1
Southern Company
Financial Highlights
(In Millions of Dollars Except Earnings Per Share)

	Three Months Ended September		Year-To-Date September
Net Income–As Reported (See Notes)	2021	2020	2021	2020
Traditional Electric Operating Companies	$1,085	$1,284	$2,352	$2,571
Southern Power	78	74	211	212
Southern Company Gas	56	14	389	360
Total	1,219	1,372	2,952	3,143
Parent Company and Other	(118)	(121)	(344)	(411)
Net Income–As Reported	$1,101	$1,251	$2,608	$2,732

Basic Earnings Per Share[1]	$1.04	$1.18	$2.46	$2.58
Average Shares Outstanding (in millions)	1,061	1,058	1,060	1,058
End of Period Shares Outstanding (in millions)			1,060	1,056

Non-GAAP Financial Measures	Three Months Ended September		Year-To-Date September
Net Income–Excluding Items (See Notes)	2021	2020	2021	2020
Net Income–As Reported	$1,101	$1,251	$2,608	$2,732
Less:
Estimated Loss on Plants Under Construction[2]	(271)	3	(779)	(151)
Tax Impact	69	(1)	198	39
Acquisition and Disposition Impacts[3]	119	—	120	38
Tax Impact	(112)	—	(112)	(16)
Wholesale Gas Services[4]	—	(62)	18	(61)
Tax Impact	1	17	(3)	16
Asset Impairments[5]	(2)	—	(91)	(154)
Tax Impact	(7)	—	19	80
Net Income–Excluding Items	$1,304	$1,294	$3,238	$2,941

Basic Earnings Per Share–Excluding Items	$1.23	$1.22	$3.05	$2.78
-See Notes on the following page.

Exhibit 99.02

Southern Company
Financial Highlights

Notes
(1)Dilution is not material in any period presented. Diluted earnings per share was $1.03 and $2.44 for the three and nine months ended September 30, 2021 and was $1.18 and $2.57 for the three and nine months ended September 30, 2020, respectively.
(2)Earnings for the three months ended September 30, 2021 include a charge of $264 million pre tax ($197 million after tax), earnings for the nine months ended September 30, 2021 include charges totaling $772 million pre tax ($576 million after tax), and earnings for the nine months ended September 30, 2020 include a charge of $149 million pre tax ($111 million after tax) for estimated probable losses on Georgia Power Company's construction of Plant Vogtle Units 3 and 4. Further charges may occur; however, the amount and timing of any such charges are uncertain. Earnings for the three and nine months ended September 30, 2021 and 2020 also include charges (net of salvage proceeds), associated legal expenses (net of insurance recoveries), and tax impacts related to Mississippi Power Company's integrated coal gasification combined cycle facility project in Kemper County, Mississippi. Mississippi Power Company expects to incur additional pre-tax period costs to complete dismantlement of the abandoned gasifier-related assets and site restoration activities, including related costs for compliance and safety, asset retirement obligation accretion, and property taxes, totaling $10 million to $20 million annually through 2025.
(3)Earnings for the three and nine months ended September 30, 2021 primarily include a preliminary $121 million pre-tax ($93 million after-tax) gain on the sale of Sequent, as well as $85 million in additional tax expense due to the resulting changes in state apportionment rates. Earnings for the nine months ended September 30, 2020 primarily include a $39 million pre-tax ($23 million after-tax) gain on the sale of Southern Power Company's Plant Mankato. Further impacts may be recorded in future periods in connection with acquisition and disposition activity.
(4)Earnings for the three and nine months ended September 30, 2021 and 2020 include Wholesale Gas Services business results. Presenting earnings and earnings per share excluding Wholesale Gas Services provides an additional measure of operating performance that excludes the volatility resulting from mark-to-market and lower of weighted average cost or current market price accounting adjustments. Amounts subsequent to the July 1, 2021 sale of Sequent represent final income adjustments.
(5) Earnings for the three and nine months ended September 30, 2021 include pre-tax impairment charges of $2 million ($9 million after tax) and $84 million ($67 million after tax), respectively, related to Southern Company Gas' investment in the PennEast Pipeline project and for the nine months ended September 30, 2021 also include a pre-tax impairment charge of $7 million ($6 million after tax) related to a leveraged lease investment. Earnings for the nine months ended September 30, 2020 include a pre-tax impairment charge of $154 million ($74 million after tax) related to another leveraged lease investment. Impairment charges may occur in the future; however, the amount and timing of any such charges are uncertain.